NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN

NEW YORK, NEW YORK (August 29, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that a subsidiary of its real estate business, Griffin Land, LLC, closed on a $9.1 million nonrecourse mortgage loan on its 228,000 square foot industrial building in Lower Nazareth, Pennsylvania with First Niagara Bank.  The mortgage loan has a variable interest rate, but Griffin Land entered into an interest rate swap agreement with First Niagara Bank to fix the rate at 4.79% over the ten-year term of the loan.  Payments on the loan are based on a twenty-five year amortization period. The building that was mortgaged was completed in August 2012, and a five-year full building lease of this facility was signed earlier this year. This building is the first of two to be built in Lehigh Valley Tradeport, a 51 acre industrial park located in a major industrial area of the Lehigh Valley of Pennsylvania. The proceeds from this mortgage loan are expected to be used for the construction of the second Lehigh Valley Tradeport building, which is planned to be approximately 303,000 square feet.  It is expected that construction will begin in the fourth quarter of this year.

In addition to its real estate business, Griffin operates a landscape nursery business, Imperial Nurseries, Inc. (“Imperial”).  Griffin recently announced that it had entered into a letter of intent for the disposition of Imperial’s landscape nursery growing operations and a lease of Imperial’s growing facilities to a private company nursery grower.  Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These forward looking statements include the statements concerning the timing and construction of the second building in Lehigh Valley Tradeport and the transactions contemplated by the letter of intent regarding the disposition of Imperial’s landscape nursery growing operations. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.